                                                                   Exhibit 99(1)

ON FOUNTAIN OIL LETTERHEAD:

               FOR IMMEDIATE RELEASE IN NORTH AMERICA AND EUROPE

FOUNTAIN OIL ANNOUNCES REJECTION OF BARGO PROPOSAL

Houston, Texas -- Oslo, Norway --- July 7, 1998 --- Fountain Oil Incorporated (Nasdaq/NMS: GUSH), announced today that its Board of Directors rejected a conditional proposal the Company had received last week from Bargo Acquisition Corporation of Houston, Texas regarding a possible transaction involving the transfer by Bargo of certain oil and gas properties in exchange for Fountain Oil stock and the assumption of Bargo debt. Fountain Oil's stockholders are scheduled to meet tomorrow to vote on a proposed business combination involving Fountain and CanArgo Energy Inc.

The Bargo proposal was subject to a number of substantial conditions, including Bargo's satisfaction with its due diligence investigation of Fountain Oil, Fountain Oil's satisfaction with its evaluation of Bargo including the oil and gas properties Bargo was proposing to transfer, negotiation of an acquisition agreement including provision for the registration for resale of the shares of Fountain Oil Common Stock that Bargo was seeking which would represent approximately 45% of outstanding stock, regulatory approvals and the absence of material adverse changes prior to closing.

According to Nils N. Trulsvik, Fountain Oil's President and Chief Executive Officer, "Our Board viewed Bargo's eleventh hour proposal as being so conditional that it amounted to little more than an invitation to commence
negotiations.   Taking into account its conditional nature, the Bargo proposal does not appear to be an attractive alternative to the CanArgo transaction, which had been the subject of favorable `fairness' opinions rendered by CIBC Oppenheimer Corp. and Orkla Finans (Fondsmegling) ASA. Further, pursuit of a transaction with Bargo not only could have jeopardized the CanArgo transaction but might also have eventually subjected Fountain to liability for a $3,000,000 `break-up' fee."

A Special Meeting of Fountain Oil's Stockholders is scheduled to be held in Houston, Texas on Wednesday, July 8, 1998 to consider matters related to Fountain's proposed business combination with CanArgo. Under the terms of the proposed business combination with CanArgo, Fountain would become the owner of what is effectively all of CanArgo's equity securities, and approximately 19,950,000 shares of Fountain Common Stock would be issuable to CanArgo shareholders, based on an exchange ratio of 1.6 shares of Fountain Common Stock (as presently constituted) for each outstanding CanArgo share. A Fountain Oil stockholder may revoke a proxy given in connection with the Special Meeting at any time prior to the voting of shares at the Special Meeting by voting in person at that meeting or by filing with the Secretary of Fountain Oil (fax number: 281-492-6673) a duly executed proxy bearing a later date or an instrument revoking the proxy. Fountain currently has 22,447,489 shares outstanding. Completion of the transaction is subject to the satisfaction of a number of conditions, including approval by the shareholders of both companies.

FOR FURTHER INFORMATION:

AT FOUNTAIN                             AT THE FINANCIAL RELATIONS BOARD, US
Contact in US:                          General Info:   Paul Henning   212-661-8030
Susan E. Palmer, Corporate Secretary    Analyst Info:   Beth Lewis     617-342-7003
+1 (281) 492-6992                       Media Info:     Jerry Miller   212-661-8030

Contact in Europe:
Rune Falstad, VP Finance
+47 66 78 69 00

                                     *****

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FAX -- no cost -- please dial +1 800 PRO INFO. Enter Fountain Oil's ticker --
GUSH.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the need for additional approvals and the effect of actions of third parties, including co-ventures, contractors and governmental officials, on the timing and occurrence of anticipated events. For more complete discussion of such risks, uncertainties and other factors, see Fountain Oil's Annual Report on Form 10-K/A for the year ended December 31, 1997 and Fountain's Quarterly Report on Form 10-Q/A-2 filed with the Securities and Exchange Commission.